Exhibit 99.1
***FOR IMMEDIATE RELEASE***
Saia, Inc. Reports Third Quarter 2010
Earnings Per Share of $0.16 on 6% Revenue Growth
     JOHNS CREEK, GA. — October 28, 2010 — Saia, Inc. (NASDAQ: SAIA), a leading multi- regional less-than-truckload (LTL) carrier, today reported third quarter 2010 financial results.
Third Quarter 2010 Compared to Third Quarter 2009 Results
•	Revenues were $235 million, an increase of 6 percent from the prior year quarter.
•	Operating income was $6.5 million compared to $7.8 million in the prior year quarter. Third quarter 2009 results included $8.4 million in reduced expenses due to a change in vacation policy in that quarter.
•	Earnings per share were $0.16 vs. $0.24 in the prior year quarter which included the impact of the favorable vacation adjustment.
•	Operating ratio was 97.2 vs. 96.5 in the prior year quarter. Third quarter 2009 operating ratio would have been 100.3 excluding the impact of the favorable vacation adjustment.
•	LTL tonnage was up 1.2 percent from the prior year quarter as LTL shipments per workday were down 1.0 percent with a 2.2 percent increase in weight per shipment.
•	LTL yield was up 3.3 percent from the prior year quarter primarily due to the impact of increased fuel surcharge and measured pricing actions.
“Though the current environment has provided some unique challenges, Saia has not wavered from our commitment to provide an outstanding experience for our customers, while taking aggressive cost measures and investing in efficiency initiatives which benefit both our customers and our shareholders. This concerted effort, combined with more aggressive pricing actions taken over the past several quarters, has improved cash flow and core operating margins. I am pleased to report that, during the third quarter, we achieved higher increases in contract renewals as we went through the quarter. This is a continuation of the trend that we have seen with contract renewals since March of this year. It is encouraging that we are seeing a clear reversal of the pricing trends that have been such a challenge for the industry,” said Rick O’Dell, president and chief executive officer.
“In addition to improvements from engineered processes, Saia continues to perform well in safety and cargo claims. We recently were recognized by the American Trucking Associations with safety awards including a first place in the LTL/Local category. The ATA safety awards are the most prestigious in our industry and reflect the professionalism, dedication and commitment of Saia’s drivers to safety.
“In spite of progress on a number of fronts, our results continue to be impacted by softness in the economy and the cumulative effect of unprecedented multi-year declines in pricing in our industry. However, Saia’s broad coverage and the continued commitment from Saia’s 7,500 union-free employees to efficiency and customer satisfaction have contributed to steady improvement in our results while we negotiate our way through a very difficult economic period. We expect our focus on yield enhancements, efficiency initiatives and customer satisfaction to further benefit Saia as industry fundamentals improve,” O’Dell said.

Saia, Inc. Third Quarter 2010 Results

Year to Date 2010 Compared to Year to Date 2009 Results
•	Revenues were $678 million compared to $647 million in the prior year period.
•	Operating income was $10.3 million compared to operating loss of $100 thousand in the prior year period.
•	Net income was $1.3 million compared to net loss of $4.7 million in the prior year period.
•	Earnings per share were $0.08 compared to losses per share of $0.36 in the prior year period.
Financial Position and Capital Expenditures
Total debt was $90.0 million at September 30, 2010. Net of the Company’s $27.2 million cash balance at quarter-end, net debt to total capital was 23.4 percent. This compares to total debt of $116.3 million and net debt to total capital of 35.2 percent at the end of the prior year quarter.
Net capital expenditures for the first nine months of 2010 were $1.2 million. This compares to $6.2 million in the prior year period. The Company now forecasts net capital expenditures in 2010 of approximately $7 million.
Conference Call
The Company will hold a conference call to discuss these results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 1-800-776-9057 or dial 913-312-9321 for international calls and use conference ID #4878983. Callers should dial in five to 10 minutes in advance of the conference call. This call will be webcast live via the Company web site at www.saia.com and will be archived on the site. A replay of the call will be available two hours after the completion of the call through November 4, 2010. The replay is available by dialing 1-888-203-1112 or 719-457-0820.
The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents (www.streetevents.com), a password-protected event management site.
Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Georgia and a network of 147 terminals, Saia employs 7,500 people. For more information, visit the Investor Relations section at www.saia.com.
The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as

Saia, Inc. Third Quarter 2010 Results

of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the Comprehensive Safety Analysis 2010, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.
# # #

CONTACT:	Saia, Inc.
Renée McKenzie, Treasurer
RMcKenzie@Saia.com
678.542.3910

Saia, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$27,208	$8,746
Accounts receivable, net	104,473	87,507
Prepaid expenses and other	28,393	38,300

Total current assets	160,074	134,553

PROPERTY AND EQUIPMENT:
Cost	613,590	615,803
Less: accumulated depreciation	316,230	292,443

Net property and equipment	297,360	323,360

OTHER ASSETS	7,688	8,513

Total assets	$465,122	$466,426

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$44,272	$46,997
Wages and employees’ benefits	24,310	18,793
Other current liabilities	32,246	36,981
Current portion of long-term debt	8,571	—

Total current liabilities	109,399	102,771

OTHER LIABILITIES:
Long-term debt, less current portion	81,429	90,000
Deferred income taxes	41,830	41,867
Claims, insurance and other	26,943	29,107

Total other liabilities	150,202	160,974

SHAREHOLDERS’ EQUITY:
Common stock	16	16
Additional paid-in capital	202,634	201,041
Deferred compensation trust	(2,742)	(2,737)
Retained earnings	5,613	4,361

Total shareholders’ equity	205,521	202,681

Total liabilities and shareholders’ equity	$465,122	$466,426

Saia, Inc. and Subsidiary
Consolidated Statements of Operations
For the Quarters and Nine Months Ended September 30, 2010 and 2009
(Amounts in thousands, except per share data)
(Unaudited)

	Third Quarter		Nine Months
	2010	2009	2010	2009
OPERATING REVENUE	$234,662	$222,205	$678,228	$646,740

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	123,298	118,053	362,183	371,367
Purchased transportation	21,617	18,004	61,063	49,370
Fuel, operating expenses and supplies	58,987	52,340	173,269	145,560
Operating taxes and licenses	9,293	8,905	27,680	26,757
Claims and insurance	5,997	7,343	16,493	24,017
Depreciation and amortization	8,946	9,797	27,473	29,819
Operating (gains) loss, net	(23)	11	(229)	(50)

Total operating expenses	228,115	214,453	667,932	646,840

OPERATING INCOME (LOSS)	6,547	7,752	10,296	(100)

NONOPERATING EXPENSES:
Interest expense	2,469	3,053	8,227	8,369
Other, net	(95)	(106)	(347)	(160)

Nonoperating expenses, net	2,374	2,947	7,880	8,209

INCOME (LOSS) BEFORE INCOME TAXES	4,173	4,805	2,416	(8,309)
Income tax expense (benefit)	1,678	1,513	1,164	(3,565)

NET INCOME (LOSS)	$2,495	$3,292	$1,252	$(4,744)

Average common shares outstanding — basic	15,719	13,363	15,707	13,351

Average common shares outstanding — diluted	16,094	13,867	16,082	13,351

Basic earnings (loss) per share	$0.16	$0.25	$0.08	$(0.36)

Diluted earnings (loss) per share	$0.16	$0.24	$0.08	$(0.36)

Saia, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended September 30, 2010 and 2009
(Amounts in thousands)
(Unaudited)

	Nine Months
	2010	2009
OPERATING ACTIVITIES:
Net cash provided by operating activities	$19,527	$19,969

Net cash provided by operating activities	19,527	19,969

INVESTING ACTIVITIES:
Acquisition of property and equipment	(1,575)	(6,812)
Proceeds from disposal of property and equipment	401	579

Net cash used in investing activities	(1,174)	(6,233)

FINANCING ACTIVITIES:
Repayment of long-term debt	—	(20,250)
Proceeds from stock option exercises	109	294
Payment of debt issuance costs	—	(2,638)

Net cash provided by (used in) financing activities	109	(22,594)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	18,462	(8,858)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	8,746	27,061

CASH AND CASH EQUIVALENTS, END OF PERIOD	$27,208	$18,203

Saia, Inc. and Subsidiary
Financial Information
For the Quarters Ended September 30, 2010 and 2009
(Amounts in thousands)
(Unaudited)

					Third Quarter
		Third Quarter		%	Amount/Workday		%
		2010	2009	Change	2010	2009	Change
Workdays					64	64

Operating ratio		97.2%	96.5%

F/S Revenue	LTL	217,327	208,062	4.5	3,395.7	3,251.0	4.5
	TL	17,335	14,143	22.6	270.9	221.0	22.6
	Total	234,662	222,205	5.6	3,666.6	3,472.0	5.6

Revenue excluding revenue	LTL	217,358	207,940	4.5	3,396.2	3,249.1	4.5
recognition adjustment	TL	17,338	14,135	22.7	270.9	220.9	22.7
	Total	234,696	222,075	5.7	3,667.1	3,469.9	5.7

Tonnage	LTL	924	912	1.2	14.43	14.26	1.2
	TL	179	162	10.6	2.80	2.53	10.6
	Total	1,102	1,074	2.6	17.23	16.79	2.6

Shipments	LTL	1,670	1,687	(1.0)	26.09	26.36	(1.0)
	TL	25	23	10.4	0.40	0.36	10.4
	Total	1,695	1,710	(0.9)	26.49	26.71	(0.9)

Revenue/cwt.	LTL	11.77	11.39	3.3
	TL	4.84	4.37	10.9
	Total	10.64	10.34	3.0

Revenue/shipment	LTL	130.17	123.27	5.6
	TL	685.28	616.69	11.1
	Total	138.45	129.89	6.6

Pounds/shipment	LTL	1,106	1,082	2.2
	TL	14,144	14,121	0.2
	Total	1,301	1,257	3.5